Exhibit 99.1

Press Release	CONTACT:
Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES SECOND QUARTER 2004 RESULTS

MENLO PARK, Calif., (August 9, 2004) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the second quarter and six months ended June 30, 2004.

For the second quarter of 2004, Corcept reported a net loss of $3.6 million, or $0.18 per share compared to a net loss of $2.9 million, or $0.37 per share for the second quarter of 2003. For the first six months of 2004, the company reported a net loss of $6.1 million, or $0.43 per share. This compares to a net loss of $5.7 million of $0.73 per share for the first six months of 2003.

As of June 30, 2004, Corcept had cash, cash equivalents and marketable securities of $55.2 million. The total cash used in the company’s operating activities for the second quarter and first six months of 2004 was $3.2 million and $5.4 million, respectively. In April 2004, Corcept completed its initial public offering, in which the company sold 4,500,000 shares of common stock at $12 per share. The net proceeds of this offering were $49.0 million.

Total operating expenses were $3.7 million for the second quarter of 2004 compared to total operating expenses of $2.9 million in the second quarter of 2003. In the second quarter of 2004, research and development expenses increased to $2.6 million from $2.3 million in the second quarter of 2003. This increase was primarily related to preparations for the commencement of pivotal clinical trials for the treatment of the psychotic features of psychotic major depression or PMD using CORLUX. These trials are expected to commence during the second half of 2004. General and administrative expenses increased to $1.1 million in the second quarter of 2004 from $615,000 for the same period in 2003. This increase was attributable to an increase in non-cash stock-based compensation, and increases in patent, legal and professional fees, staffing costs and insurance costs.

Total operating expenses were $6.3 million for the six months ended June 30, 2004, compared to total operating expenses of $5.8 million in the first six months of 2003

“We believe that the funds raised in our initial public offering will enable us to complete the clinical development of our lead product candidate, CORLUX™, for the treatment of PMD,” said Dr. Joseph Belanoff, Corcept’s Chief Executive Officer. “Due to the serious nature of PMD and the lack of approved drugs for the disorder, the FDA has granted a Fast Track designation for CORLUX for the treatment of the psychotic features of PMD. We made good progress in the second quarter of 2004 preparing for the commencement of pivotal Phase III trials. The goal of our pivotal trials is to demonstrate that CORLUX causes a rapid and sustained reduction in the psychotic symptoms of PMD, a result that we observed in the double-blind clinical study we completed last December. We are in active dialogue with the FDA concerning the design of these trials.”

Commenting on Corcept’s financial guidance for the remainder of 2004, Fred Kurland, Corcept’s Chief Financial Officer, stated, “Our forecast for cash use for the remainder of 2004 is unchanged from our view a quarter ago. After we commence our pivotal clinical trials, we anticipate an increase in the pace of spending over that experienced in the first half of 2004. We continue to expect a net cash burn of between $15 million and $20 million for 2004.”

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX™, is currently in Phase III clinical trials for the treatment of the psychotic features of psychotic major depression. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. Corcept is also conducting a clinical trial to evaluate the safety and efficacy of our product in improving cognition in patients with mild to moderate Alzheimer’s disease. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our PMD clinical development program, the sufficiency of our cash, and our expected expenses. Forward-looking statements are subject to a number of known and unknown risks and uncertainties which might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, completion or success of clinical trials, there can be no assurances with respect to the regulatory process or regulatory approvals, there can be no assurances with respect to commercial success, and financial projections may not be accurate. Risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

CORCEPT THERAPEUTICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$52,033,627	$11,577,283
Other current assets	878,689	165,341

Total current assets	52,912,316	11,742,624

Long-term investments	3,160,107	—
Other assets	51,856	38,336

Total assets	$56,124,279	$11,780,960

LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Accounts payable	$629,765	$321,806
Other current liabilities	770,799	692,180

Total current liabilities	1,400,564	1,013,986

Other liabilities	—	523,689

Total liabilities	1,400,564	1,537,675

Convertible preferred stock	—	41,715,974

Stockholders’ equity:
Common stock	22,687	9,335
Additional paid-in capital	101,549,861	8,981,827
Notes receivable from stockholders	(246,258)	(246,258)
Deferred compensation	(2,496,955)	(2,279,524)
Deficit accumulated during the development stage	(44,072,096)	(37,937,426)
Accumulated other comprehensive loss	(33,524)	(643)

Total stockholders’ equity	54,723,715	(31,472,689)

Total liabilities and stockholders’ equity	$56,124,279	$11,780,960

CORCEPT THERAPEUTICS INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
OPERATING EXPENSES:
Research and development*	$2,569,419	$2,308,352	$4,146,003	$5,493,207
General and administrative*	1,125,027	614,625	2,118,472	295,715

Total operating expenses	3,694,446	2,922,977	6,264,475	5,788,922
Interest and other income, net	115,913	46,530	140,221	105,901
Interest expense	(5,208)	(5,208)	(10,416)	(10,416)

Net loss	$(3,583,741)	$(2,881,655)	$(6,134,670)	$(5,693,437)

Basic and diluted net loss per share	$(0.18)	$(0.37)	$(0.43)	$(0.73)

Shares used in computing basic and diluted net loss per share	19,777,534	7,877,765	14,291,397	7,791,082

*Includes non-cash stock-based compensation of the following:
Research and development	$117,140	$138,400	$258,142	$289,041
General and administrative	439,992	217,987	830,482	(726,500)

Total non-cash stock-based compensation	$557,132	$356,387	$1,088,624	$(437,459)